CONSENT OF INDEPENDENT AUDITORS



O'Sullivan Corporation
1944 Valley Avenue
Winchester, Virginia  22604


We consent to incorporation by reference in this Registration Statement on Form S-8 of O'Sullivan Corporation of our report dated February 3, 1995, relating to the consolidated balance sheets of O'Sullivan Corporation and Subsidiaries as of December 31, 1994 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1994, 1993 and 1992, which report is included in the December 31, 1994 annual report on Form 10-K of O'Sullivan Corporation. We also consent to the incorporation by reference in this Registration Statement of our report dated relating to the financial statement schedules of O'Sullivan Corporation which report is included in such annual report on Form 10-K.



                             /s/  YOUNT, HYDE & BARBOUR, P.C.



Winchester, Virginia
April 21, 1995























                                   - 9 -